Exhibit 99.1

Citizens Financial Services, Inc. and HV Bancorp, Inc. Sign Definitive Merger Agreement

Mansfield, PA and Doylestown, PA – October 19, 2022 – Citizens Financial Services, Inc. (NASDAQ: CZFS) (the “Company” or “CZFS”), the holding company for First Citizens Community Bank (“FCCB”), and HV Bancorp, Inc. (NASDAQ: HVBC) (“HVBC”), the holding company for Huntingdon Valley Bank (“HVB”), are pleased to jointly announce entry into a definitive agreement (the “Agreement”) pursuant to which HVBC will merge with and into CZFS. Under the terms of the Agreement, the shareholders of HVBC will have the right to elect to receive for each share of HVBC common stock either $30.50 in cash or 0.400 shares of CZFS common stock, or approximately $67.4 million in the aggregate. Elections will be subject to proration procedures whereby 80% of the shares of HVBC common stock will be exchanged for CZFS common stock and 20% of the shares of HVBC common stock will be exchanged for cash.

This strategically compelling merger is expected to enhance and expand CZFS’s presence in communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey. Travis J. Thompson, currently the Chief Executive Officer of HVBC, and Robert J. Marino, currently the President of HVBC, will be employed as senior officers of FCCB.

As of June 30, 2022, HVBC had approximately $570.6 million of total assets, $388.3 million of net loans and $481.5 million of deposits. Based on financial metrics as of June 30, 2022, the combined company is expected to have over $2.78 billion in assets, $1.96 billion in gross loans and $2.36 billion in deposits upon completion of the transaction.

Randall Black, President and Chief Executive Officer of CZFS, commented, “We are pleased to announce the strategic combination of FCCB (First Citizens Community Bank) and Huntingdon Valley Bank. Our complementary business models and shared values make this partnership a natural fit” said Mr. Black. “This agreement creates great excitement, and we believe our combination will deepen our reach in providing banking services and enhanced technological offerings across our entire bank franchise. In addition, the expertise of the combined organization will enable us to invest in the future, build market share, and better serve all of our constituencies. From a broader perspective, together with the Huntingdon Valley team, we will leverage our combined strength to focus on a greater future.”

“We could not be happier about becoming part of FCCB and look forward to the many benefits this strategic partnership will provide for our customers, employees, and shareholders. As 150-year-old financial institutions, we share similar core values and both believe deeply in community banking. We are confident that our customers will receive the same high-quality experience from FCCB that they have come to expect from HVB” said Travis Thompson, Chairman and Chief Executive Officer of HVBC.

The transaction has been approved by the Boards of Directors of both companies and is expected to be completed during the first half of 2023, subject to regulatory approval, approval by HVBC shareholders, and other customary closing conditions. Upon closing, one HVBC director will join each of the Board of Directors of CZFS and FCCB, and one HVBC director will join the Board of Directors of FCCB.

Janney Montgomery Scott LLC acted as financial advisor to CZFS and Hogan Lovells US LLP served as its legal counsel. The Kafafian Group, Inc. acted as financial advisor and provided a fairness opinion to HVBC and Luse Gorman, PC served as its legal counsel.

About Citizens Financial Services, Inc.

Citizens Financial Services, Inc. (NASDAQ: CZFS) is a $2.2 billion bank holding company conducting business through First Citizens Community Bank.  First Citizens Community Bank operates 31 offices in Pennsylvania, Delaware and New York. For more details on Citizens Financial Services, Inc. visit: www.firstcitizensbank.com.

About HV Bancorp, Inc.

HV Bancorp, Inc. (NASDAQ: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, HVBC primarily serves communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. HVBC also operates six loan production and sales offices in its geographical footprint. For more details on HV Bancorp, Inc., please visit: www.myhvb.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about CZFS and HVBC and their industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding CZFS’ or HVBC’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to CZFS or HVBC, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: (1) the businesses of CZFS and HVBC may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of HVBC may fail to approve the merger; (6) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (7) diversion of management’s attention from ongoing business operations and opportunities; (8) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate HVBC’s operations and those of CZFS; (9) such integration may be more difficult, time consuming or costly than expected; (10) revenues following the proposed transaction may be lower than expected; (11) CZFS’s and HVBC’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; (12) the dilution caused by CZFS’s issuance of additional shares of its capital stock in connection with the proposed transaction; (13) changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; (14) legislative and regulatory changes; and (15) uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on CZFS, HVBC and the proposed transaction. Further information about these and other relevant risks and uncertainties may be found in CZFS’ and HVBC’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2021 and in subsequent filings with the Securities and Exchange Commission (“SEC”).

Forward-looking statements speak only as of the date they are made. CZFS and HVBC do not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed transaction, CZFS expects to file with the SEC a registration statement on Form S-4 that will include a proxy statement of HVBC that also constitutes a prospectus of CZFS (the “proxy statement/prospectus”), which proxy statement/prospectus will be mailed or otherwise disseminated to HVBC’s shareholders when it becomes available. CZFS and HVBC also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CZFS, HVBC AND THE PROPOSED TRANSACTION. You may obtain a free copy of the registration statement, including the proxy statement/prospectus (when it becomes available) and other relevant documents filed by CZFS and HVBC with the SEC, without charge, at the SEC’s website at www.sec.gov. Copies of the documents filed by CZFS with the SEC will be available free of charge on CZFS’ website at www.firstcitizensbank.com or by directing a request to Citizens Financial Services, Inc., 15 S. Main Street, Mansfield, PA 16933, attention: Corporate Secretary (570) 622-2121. Copies of the documents filed by HVBC with the SEC will be available free of charge on HVBC’s website at www.myhvb.com or by directing a request to HV Bancorp, Inc., 2005 South Easton Road, Suite 304, Doylestown, PA 18901, attention: Corporate Secretary (267) 280-4000.

No Offer

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

CZFS and HVBC and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about CZFS’ executive officers and directors in CZFS’ definitive proxy statement filed with the SEC on March 10, 2022. You can find information about HVBC’s executive officers and directors in HVBC’s definitive proxy statement filed with the SEC on April 14, 2022. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and other relevant documents filed with the SEC when they become available. You may obtain free copies of these documents from CZFS or HVBC using the sources indicated above.

Citizens Financial Services, Inc.

Contact:
Kathleen Campbell
Marketing Director
(570) 662-0422

HV Bancorp, Inc.

Contact:
Joseph C. O’Neill, Jr.
EVP/Chief Financial Officer
(267) 280-4000